EX-35.1


(logo) Prudential

Prudential Asset Resources

Prudential Mortgage Capital Company
2100 Ross Avenue, Suite 2500, Dallas TX 75201
Tel 214 777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association
Attn: Commercial Mtg Servicing
MAC D1086-120
550 South Tryon Street, 14th Floor
Charlotte, NC 28202


RE:  Commercial Mortgage Pass-Through, RBS 2012-C7
     Period: January 1, 2013 to December 31, 2013 (the "Reporting Period")

Annual Compliance Statement

I, Keith Kehlbeck, in my capacity as Vice President, Accounting and Operations of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of June 1, 2012 pertaining to the above-referenced certificates, that:

(i) a review of the activities of the Company under the Agreement during the Reporting Period, and of the performance of the Company under the Agreement has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement in all material respects throughout the Reporting Period.


Effective as of March 25, 2014


/s/ Keith Kehlbeck
Keith Kehlbeck
Vice President, Accounting and Operations
Prudential Asset Resources, Inc.